                                                            OMB APPROVAL

                       UNITED STATES                OMB Number:  3235-0145
            SECURITIES AND EXCHANGE COMMISSION      Expires: October 31, 1997
                  Washington, D.C.  20549           Estimated average burden
                                                    hours per response....14.90

                        SCHEDULE 13D

        Under the Securities Exchange Act of 1934
                  (Amendment No. ______)*
                   ASTROCOM CORPORATION
                     (Name of Issuer)

                        Common Stock
               (Title of Class of Securities)

                         046390-10-0
                       (CUSIP Number)

     Richard C. Perkins, 730 East Lake Street, Wayzata, MN 55391 (612) 473-8367
     --------------------------------------------------------------------------
     (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                         September 10, 1996
     -------------------------------------------------------
     (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

     Check the following box if a fee is being paid with the statement (X). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     Note:   Six  copies of  this statement,  including all  exhibits, should be
     filed with  the Commission.   See Rule 13d-1(a)  for other parties to  whom
     copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 13 pages

                                                                 SCHEDULE 13D
     CUSIP No. 046390-10-0


      1         NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Perkins Capital Management, Inc.
                41-1501962

      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                             (a) ( )
                                                                                              (b) ( )


      3         SEC USE ONLY


      4         SOURCE OF FUNDS*

                00

      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO              ( )
                ITEMS 2(d) or 2(e)


      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                730 East Lake Street, Wayzata, MN  55391-1769


                          7          SOLE VOTING POWER

                                     355,000
                          8          SHARED VOTING POWER
           NUMBER OF
            SHARES                   0
         BENEFICIALLY
           OWNED BY
             EACH         9          SOLE DISPOSITIVE POWER
           REPORTING
            PERSON                   1,550,000
             WITH

                          10         SHARED DISPOSITIVE POWER

                                     0
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,550,000



                                                              Page 2 of 13 pages

      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*             ( )




      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                19.5%

      14        TYPE OF REPORTING PERSON*

                IA


                                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                                              Page 3 of 13 pages

                                                                 SCHEDULE 13D
     CUSIP No. 046390-10-0


      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Richard W. Perkins
              ###-##-####

      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a) ( )
                                                                                                               (b) ( )


      3       SEC USE ONLY



      4       SOURCE OF FUNDS*

              AF

      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO                          ( )
              ITEMS 2(d) or 2(e)


      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              730 East Lake Street, Wayzata, MN  55391-1769


                      7             SOLE VOTING POWER

                                    544,400

                      8             SHARED VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY
         OWNED BY
           EACH       9             SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    544,400
           WITH

                      10            SHARED DISPOSITIVE POWER

                                    0

      11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              544,400



                                                              Page 4 of 13 pages

      12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        ( )


      13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              6.8%

      14      TYPE OF REPORTING PERSON*

              IN


                                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                                              Page 5 of 13 pages

                                                                 SCHEDULE 13D
     CUSIP No. 046390-10-0


      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Richard C. Perkins
              ###-##-####

      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) ( )
                                                                                                   (b) ( )


      3       SEC USE ONLY



      4       SOURCE OF FUNDS*

              AF

      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO                     ( )
              ITEMS 2(d) or 2(e)


      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              730 East Lake Street, Wayzata, MN  55391-1769


                      7             SOLE VOTING POWER

                                    180,000

         NUMBER OF    8             SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 0
         OWNED BY
           EACH       9             SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    180,000
           WITH

                      10            SHARED DISPOSITIVE POWER

                                    0
      11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              180,000


      12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                   ( )




                                                              Page 6 of 13 pages

      13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              2.3%

      14      TYPE OF REPORTING PERSON*

              IN

                                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                                              Page 7 of 13 pages

                                                                 SCHEDULE 13D
     CUSIP No. 046390-10-0


      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Richard W. Perkins
              ###-##-####

      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) ( )
                                                                                                   (b) ( )


      3       SEC USE ONLY



      4       SOURCE OF FUNDS*

              AF and OO

      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO                     ( )
              ITEMS 2(d) or 2(e)


      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              730 East Lake Street, Wayzata, MN  55391-1769


                      7             SOLE VOTING POWER

                                    899,400

                      8             SHARED VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY
         OWNED BY
           EACH       9             SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    2,094,400
           WITH

                      10            SHARED DISPOSITIVE POWER

                                    0

      11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,094,400



                                                              Page 8 of 13 pages

      12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                   ( )


      13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              26.3%

      14      TYPE OF REPORTING PERSON*

              IA


                                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                                              Page 9 of 13 pages

                                                                 SCHEDULE 13D
     CUSIP No. 046390-10-0


      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Richard C. Perkins
              ###-##-####

      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) ( )
                                                                                                   (b) ( )


      3       SEC USE ONLY



      4       SOURCE OF FUNDS*

              OO and AF

      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO                     ( )
              ITEMS 2(d) or 2(e)


      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              730 East Lake Street, Wayzata, MN  55391-1769


                      7             SOLE VOTING POWER

                                    210,000

         NUMBER OF    8             SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 0
         OWNED BY
           EACH       9             SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    900,000
           WITH

                      10            SHARED DISPOSITIVE POWER

                                    0
      11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              900,000


      12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                   ( )




                                                             Page 10 of 13 pages

      13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              11.3%

      14      TYPE OF REPORTING PERSON*

              IA

                                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                                             Page 11 of 13 pages

     Item 1.   Security and Issuer
               -------------------

               (a)    Common Stock, $.10 par value

               (b)    Astrocom Corporation
                      2700 Summer Street N.E.
                      Minneapolis, MN  55413

     Item 2.   Identity and Background
               -----------------------

               (a)    The names of the persons filing are:

                      Perkins Capital Management, Inc.

                      Richard W. Perkins

                      Richard C. Perkins

               (b) The filing persons' business address is 730 East Lake Street, Wayzata, MN 55391

               (c)    Perkins  Capital   Management,  Inc.   is  an   investment
                      advisor.

                      Richard  W.  Perkins  is  President   of  Perkins  Capital
                      Management, Inc., an investment advisor.

                      Richard  C. Perkins  is  a  Vice President  and  Portfolio
                      Manager   of   Perkins   Capital   Management,  Inc.,   an
                      investment advisor.

               (d) The named persons have never been convicted in a criminal proceeding.

               (e) No named person has been a party to any civil proceeding as a result of which he was or is subject to a judgment, decree of final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

               (f)    The named persons are citizens of the United States.

     Item 3.   Source and Amount of Funds or Other Consideration
               ------------------------------------------------

               The event requiring the filing of this statement is the acquisition of securities of the issuer with personal funds or investment funds. See item 4, pages 1, 3, 5, 7 and 9 of 13,
               Schedule 13D.

                                                             Page 12 of 13 pages

     Item 4.   Purpose of the Transaction
               ----------------------

               Investment in securities of the issuer.

     Item 5.   Interest in Securities of the Issuer
               ------------------------------------

               Perkins  Capital  Management,   Inc.  ("PCM")  (page  1   of  13,
               Schedule 13D), an investment advisor, has sole dispositive power over 1,550,000 shares of the common stock of the issuer and sole voting power over 355,000 of such shares.

               Richard W. Perkins, (page 3 of 13, Schedule 13D), as trustee for various trusts of which Mr. Richard W. Perkins is the sole trustee, owns, has sole dispositive power, and has sole voting power over 544,400 shares of common stock of the issuer. As President of PCM, Portfolio Manager, and controlling shareholder of PCM, Richard W. Perkins (page 7 of 13, Schedule 13D) has sole dispositive power over 1,550,000 common stock equivalents of the issuer (780,250 shares of common stock and 769,750 warrants exercisable within 60 days) and has sole voting power over 340,000 common stock equivalents (170,000 shares of common stock and 170,000 warrants exercisable within 60 days).

               Richard C. Perkins (page 5 of 13, Schedule 13D) individually owns, has sole dispositive power, and has sole voting power over 90,000 shares of common stock of the issuer and 90,000 warrants of the common stock of the issuer which are exercisable within 60 days. As a Vice President and Portfolio Manager of PCM, Richard C. Perkins (page 9 of 13, Schedule 13D) has sole dispositive power over 720,000 common stock equivalents of the issuer (360,000 common stock and 360,000 warrants exercisable within 60 days) and sole voting power over 30,000 common stock equivalents (15,000 common stock and 15,000 warrants exercisable within 60 days).

     Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
               -------------------------------------------------------------

               None

     Item 7.   Material to be Filed as Exhibits
               --------------------------------

               None

                                                             Page 13 of 13 pages

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date:     September 10, 1996


                                       By: /s/ Richard C. Perkins
                                           --------------------------
                                           Richard C. Perkins




     This statement is being filed on behalf of each of the undersigned.



     /s/ Richard W. Perkins            /s/ Richard C. Perkins
     ---------------------------       -----------------------
     Richard W. Perkins                Richard C. Perkins
                                       Perkins Capital Management, Inc.
                                       By Richard C. Perkins, Vice President